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                                                                     EXHIBIT 5.1

                             RICHARDSON & ASSOCIATES
                                Attorneys at Law
                           WILSHIRE PALISADES BUILDING
                                1299 OCEAN AVENUE
                                    SUITE 900
                         SANTA MONICA, CALIFORNIA 90401
                            TELEPHONE (310) 393-9992
                            FACSIMILE (310) 393-2004

                                  June 17, 2002

Creative Host Services, Inc.
1714 16th Street
Santa Monica, California 90401

         Re: Creative Host Services, Inc. - Validity of Issuance of Shares
             -------------------------------------------------------------

Ladies and Gentlemen:

         We have acted as special counsel to you in connection with the registration on Form S-8 (File No. _________) under the Securities Act of 1933, as amended ("Registration Statement") of a total of 450,000 shares of the Common Stock of Creative Host Services, Inc., no par value, comprised of 450,000 shares (the "Plan Shares") issuable upon the exercise of 450,000 options (the "Plan Options") to purchase Common Stock at various exercise prices established and to be determined, pursuant to the Creative Host Services, Inc. 2001 Stock Option Plan (the "Plan") and 15,000 shares (the "Service Shares") issued by the Company for legal services rendered. You have requested our opinion in connection with the registration of the Plan Shares and the Service Shares covered by the Registration Statement. In connection with our acting as counsel, we have examined the laws of the State of California together with Plan attached as
Exhibit 4.3 to the Registration Statement and certain other documents and instruments prepared on behalf of Creative Host Services, Inc. as we have deemed necessary and relevant in the preparation of our opinion as hereinafter set forth.

         In our examination, we have assumed the genuineness of all signatures on original documents and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies of originals, the authenticity of such latter documents, and the proper execution, delivery and filing of the documents referred to in this opinion.

         Based upon the foregoing, we are of the opinion that the Service Shares and the Plan Shares issued and to be issued by Creative Host Services, Inc. pursuant to the exercise of the Plan Options have been and will be duly created and have been and will be validly issued shares of the Common Stock, no par value, of Creative Host Services, Inc. Upon payment for the Service Shares and full compliance with all of the terms and conditions relating to the issuance of the Service Shares, the Service Shares will be fully paid and nonassessable, and upon payment for the Plan Shares and full compliance with all of the terms and conditions of the Plan relating to the issuance of the Plan Shares, the Plan Shares will be fully paid and nonassessable.

         For the purposes of this opinion, we are assuming the proper execution of the Plan and the Plan Options, and that the appropriate certificates are duly filed and recorded in every jurisdiction in which such filing and recordation is required in accordance with the laws of such jurisdictions. We express no opinion as to the laws of any state or jurisdiction other than California.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name in the Registration Statement and the Prospectus which is a part of said Registration Statement.



                                            Respectfully submitted,



                                            Richardson & Associates